Exhibit 10.4

Our Ref.:1000355837

12th March, 2021

Confidential

TECHLUTION SERVICE LIMITED

ROOM 8C 8/F

HUNG TO CENTRE

94-96 HOW MING STREET

KWUN TONG KLN

Attn.: LEUNG TSZ HIM

Dear Sirs,

Re:	Non-revolving term loan Facility
Borrower: TECHLUTION SERVICE LIMITED (the “Borrower”) under SME Financing Guarantee Scheme (“SFGS”)

We, The Bank of East Asia, Limited (the “Bank”), are pleased to offer you the following loan facility subject to the terms and conditions hereunder.

Facility:	Non-revolving term loan facility with a maximum loan amount of HKD2,304,000.-

Purpose:	Primarily for paying wages and rents by the Borrower. In addition to paying wages and rents, the Borrowers can use the proceeds from the Facility to meet imminent needs in working capital.

Drawdown:	Subject to availability of the Bank’s funds.

Interest	Interest shall be calculated at the rate of an equivalent interest rate of 2.5% per annum below the prime lending rate for Hong Kong Dollars quoted by the HKMC from time to time will be charged.

Interest Payment:	Interest accrued shall be payable monthly in arrears.

Overdue Interest:	Any arrears of payment due under this letter will be subject to a charge of overdue interest calculated at 5% over the loan interest rate. A minimum charge of HKD100.- will be applied to each overdue payment for term loan facility.

Please note that the overdue interests and charges are subject to change from time to time at the discretion of the Bank.

Repayment:	Subject to the Bank’s overriding right of repayment on demand, principal amount repayable by 60 unequal monthly instalments commencing one month from the drawdown date and the dates falling on successive monthly intervals thereafter until the Final Maturity Date in accordance with the following repayment schedule:-

Instalment no.	Amount of each instalment
1st - 12th instalment	Interest only
13th- 60th instalment	Principal plus interest

The instalment amount shall vary as the interest rate changes. All amounts (including any remaining balance of principal, accrued interest and any other sums) outstanding on the Final Maturity Date shall be fully repaid on that date.

Borrower:	TECHLUTION SERVICE LIMITED

Lender:	The Bank of East Asia, Limited

Guarantee:	The facility granted under this letter is subject to:

(a)	a guarantee for HKD2,304,000.- issued by the HKMC Insurance Limited (“HKMCI”) under the SME Financing Guarantee Scheme (the “Scheme”) in favour of the Bank in respect of the facility granted under this letter subject to the terms and conditions of the Deed dated 24th December, 2010 and First Amendment Deed dated 21st March, 2012 for the Scheme entered into between the HKMCI and the Bank; and

(b)	the guarantee of Mr. LEUNG TSZ HIM (the “Guarantor(s)”) for HKD2,304,000.- plus interest and other charges relating to the liabilities of the Borrower. Where the Guarantor(s) is/are composed of more than one person, their liabilities shall be joint and several.

Availability:	The facility granted under this letter shall not be available for drawing unless and until:

(a)	all the necessary formalities specified by the HKMCI under the Scheme are completed;
(b)	the HKMCI has issued a guarantee pursuant to the Scheme in favour of the Bank in respect of the facility granted hereunder (the “HKMCI Guarantee”);
(c)	the completion of all the documents mentioned herein and all necessary formalities specified by the Bank, and safe receipt by the Bank of the following documents duly completed and signed by the relevant parties:
●	This letter;
●	Board resolution of Borrower;
●	Guarantee;
●	Notice to Guarantor(s) in relation to the Guarantee;
●	Application Form by the Borrower to the HKMCI;
●	Such other documents as the Bank may request including without limitation to those as may be required to evidence any and all licences, authorizations, consents or approvals necessary for the performance by the Borrower and/or the Guarantor(s) of their respective obligations under this letter.

The Bank shall have the right to cancel any undrawn balance of the facility granted under this letter if the Borrower defaults in repayment of any amount due under this letter or breaches any of the terms and conditions hereunder;

Payment due on Non-banking day:	Payment due on a non-banking day shall be paid on the next succeeding banking day unless such banking day shall fall in the next calendar month when it shall be made on the immediately preceding banking day. Banking day refers to a day on which commercial banks are generally open for business in Hong Kong (other than a Saturday) in the normal manner.

Declarations, Warranties and Undertakings:	The Borrower declares, represents, warrants and undertakes to the Bank as follows:
(a)	The Borrower is and will continue to be duly registered for carrying a business in Hong Kong under the Business Registration Ordinance and has been in operation since 28th November, 2017;

(b)	The Borrower is not and shall not be an affiliate of the Bank (definition of “affiliate” is given in the Appendix 2 hereto);
(c)	The Borrower is not and shall not be carrying on the business of a lender;
(d)	The Borrower is not a company or corporation which has its shares listed on The Stock Exchange of Hong Kong Limited (whether on the Main Board or GEM) or similar exchanges in or outside Hong Kong;
(e)	The proceeds of the drawing(s) under this letter will be used solely for the purposes permitted under this letter meeting general business and/or operational expenses;
(f)	The Borrower shall not use the proceeds of the drawing(s) under this letter or any part thereof, directly or indirectly, in paying, repaying, restructuring or repackaging any loans, credit facility or payment obligations (including loans that are referred to as “classified loans” by Hong Kong Monetary Authority), of the Borrower, its subsidiaries or related entities, and/or in financing and/or re-financing the acquisition of any business installation, machinery, equipment or other asset that was in the ownership, control or possession of the Borrower, its subsidiaries or related entities (whether as owner or otherwise) on or at any time before the date on which the application for the facility granted under this letter is received by the Bank;
(g)	The Borrower shall not have outstanding default with any authorized institution as defined in the Banking Ordinance as at the date of signing of the Application for the SME Financing Guarantee to be submitted to the HKMCI SME Financing Guarantee Scheme Unit of the HKMCI, whereas “default” is defined as failure to repay a loan, interest or other payments, or any part thereof, in accordance with the relevant facility and the indebtedness remains outstanding for 31 days or more after the due date;
(h)	The Borrower shall upon the request of the HKMCI or the Bank permit representatives of the HKMCI to inspect the books, records, accounts and any other information relating to its business, whether in the paper, electronic or any other form or medium;
(i)	The Borrower shall not do or permit to be done anything which would prejudice or jeopardise the rights of the Bank or HKMCI, or both, in respect of the facility granted under this letter;

(j)	The Borrower and the Guarantor(s) shall keep the Bank and the HKMCI informed of any change of address or other pertinent particulars recorded with the Bank;
(k)	The Borrower and the Guarantor(s) shall deliver to the Bank any information including but not limited to audited accounts, bank statements and income proof as the Bank may from time to time reasonably request;
(l)	No event of default as is referred to in the section entitled “Events of Default” hereof nor any other condition event or act which with the giving of notice or lapse of time or both would constitute such event has occurred;
(m)	The Borrower and any of the following parties have no relationship with the directors or employees (within the meaning of Section 83 of the Banking Ordinance) of The Bank of East Asia Group:
●	Shareholders and directors of the Borrower, in the case of a limited company,
●	Sole proprietor or any of the partners of the Borrower, in the case of an unlimited company
●	Any of the Guarantor(s)
●	Any of the security provider(s) in respect of the facility granted under this letter
The Borrower shall notify the Bank promptly in writing if the Borrower or any of the above parties become so related;
(n)	The Borrower shall not create, or permit to be created or subsist, any subsequent security ranking in priority to or pari passu with any security that may be given to or held by the Bank for the facility granted under this letter (whether exclusively or otherwise);
(o)	The Borrower shall not at any time when any amount remains outstanding hereunder sell, sub-lease, charge, part with possession of or otherwise deal with (whether in whole or in part) any business installations and equipment and/or other assets referred to in the Application Form to the HKMCI or this letter as to be acquired with any of the proceeds of the facility granted under this letter without the prior written consent of the Bank, and, if the foregoing has not been complied with, the Borrower shall ensure that all the proceeds or sums realized or generated as a result shall be paid direct to the Bank for application in or towards payment and discharge of the facility granted under this letter;

(p)	The Bank reserves the sole and absolute right to (i) prescribe any conditions subject to which it provides any services and/or the Facility; (ii) refuse to take any instruction, to provide any services and/or the Facility or to act on any instruction; and (iii) take any actions (including but not limited to the recourse to the Borrower, the guarantor(s) or the security provider(s) or suspension, termination or closure of the Facility/relevant account(s)) to ensure its compliance with any anti-money laundering, counter-terrorist financing, sanctions, embargo or other similar requirements, other applicable laws, rules, regulations, guidelines, requests and/or recommendations. The Bank will not be liable for any loss caused in whole or in part by any actions/matters which may delay or prevent the processing of any instructions relating to this facility letter and the Facility due to the Bank’s fulfillment of any anti-money laundering, counter-terrorist financing, sanctions, embargo or other similar requirements under applicable laws and regulations.
(q)	The Borrower shall fully indemnify the Bank for any cost, loss or liability incurred by the Bank as a result of any actions taken by the Bank in connection with the fulfillment of any anti-money laundering, counter-terrorist financing, sanctions, embargo or other similar requirements under applicable laws and regulations.
(r)	The Borrower shall, and shall ensure and procure that each member of its group shall:
(i)	comply in all respects with all applicable laws, ordinances, rules and regulations (including but not limited to not using the Bank’s accounts in dealings of proceeds from tax evasion);
(ii)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to taxation; and
(iii)	pay all taxes shown to be due and payable on such returns or any assessments made against it.

(s)	The Borrower represent(s), declare(s) and undertake(s) to the Bank that the utilization of any Facility or use of Facility proceeds drawn under this letter do not and will not conflict with any law or regulation applicable to the Borrower (including without limitation those in force in the People’s Republic of China). The above representation and declaration are deemed to be made by the Borrower by reference to the facts then existing during the period where the Facility or any part thereof remain outstanding.
	(t)	The Borrower declare(s) and undertake(s) to the Bank that there was no termination of banking relationship at other bank(s) due to past unsatisfactory performance except for notices to such effect have been given directly or indirectly to the Bank.

The Borrower further represents warrants and undertakes to the Bank in the terms as set out in Appendix 1 hereto.

Suspension and Termination:	In the event of occurrence of any event of default as referred to in defined in the section entitled “Events of Default” hereof, the Bank shall be entitled to suspend or terminate the facility granted under this letter and demand immediate payment of the balance thereof together with interest, charges and all other sums payable hereunder. Upon suspension or termination of the facility granted under this letter, no drawing may be made by the Borrower under any of the facility granted under this letter.

Events of Default:	(a)	The Borrower fails to pay on the due date to the Bank any sum (including but not limited to any principal repayment and interest payment) that the Borrower is obliged to pay hereunder; or
(b)	The Borrower fails to observe or perform any of the terms and conditions hereunder; or
(c)	The Borrower or the Guarantor(s) becomes insolvent/bankrupt or goes into liquidation or any liquidator or receiver is or has been appointed over all or a substantial portion of the business or assets of the Borrower or the Guarantor(s); or
(d)	The Borrower or any of the Guarantor(s) appears either to be unable to pay or to have no reasonable prospect of being able to pay any debt within the meaning of the Bankruptcy Ordinance (Cap.6) or has a receiving order against it; or

(e)	There occurs, in the opinion of the Bank, a material adverse change in the financial condition of the Borrower or the Guarantor(s) or there occurs, in the opinion of the Bank, any situation which has materially and adversely affected or would materially and adversely affect the ability of the Borrower or the Guarantor(s) to perform any or all of its obligation hereunder; or
(f)	Resolutions are passed or orders are made for winding up of the Borrower other than for the purposes of and followed by a reconstruction or amalgamation or reorganisation the terms of which shall have first been approved by the Bank; or
(g)	Any indebtedness of the Borrower or the Guarantor(s) becomes due before its stated maturity or when called, or the Borrower or the Guarantor(s) defaults under, or commits a breach of, any instrument or agreement relating to any such indebtedness or guarantee; or
(h)	Any step is taken by any person for the purpose of a reconstruction, amalgamation, reorganisation, merger or take-over involving the Borrower or the Guarantor(s) (except for a merger or take-over on terms approved by the Bank before that step is taken); or
(i)	Any representation, warranty or statement made by the Borrower hereunder is not complied with or is or proves to be incorrect or misleading in any material respect when made, repeated or deemed to be repeated.

Other Conditions:	(a)	The Borrower’s consent is hereby given for the Bank and the HKMCI access to all information concerning the facility granted under this letter and other related purposes and authorize the Bank to disclose the Borrower’s information to such parties, including but not limited to credit reference agency, as is necessary for verification of the information provided by the Borrower, checking the creditworthiness of the Borrower and enforcement of any terms and conditions hereunder;
(b)	The Bank shall be entitled to, at its absolute discretion, assign or transfer any or all of its right and obligations in relation to the facility granted under this letter to any other party and disclose on confidential basis such information about the Borrower and the Guarantor(s) and the facility granted under this letter to a potential assignee or participant as the Bank may consider appropriate without notice to the Borrower and the Guarantor(s);

(c)	The Bank may at any time without prior notice to the Borrower apply the credit balance on any account which the Borrower and the Guarantor(s) maintains with the Bank, in or towards discharging the Borrower’s and the Guarantor(s)’ liabilities in respect of the facility granted under this letter;
(d)	The Borrower and the Guarantor(s) shall sign or execute such other documents as may from time to time be requested by the Bank in connection with the facility granted under this letter;
(e)	Interest on the facility granted under this letter and all other charges shall be subject to variation from time to time at the Bank’s absolute discretion;
(f)	The Bank shall at its absolute discretion take such action as it deems fit to enforce these terms and conditions including without limitation to the employment of debt collection agencies to collect any sums owing to the Bank and the Borrower shall indemnify the Bank in full for all reasonable costs and expenses including legal fees and the charges of any debt collection agencies incurred by the Bank in respect of any such enforcement action;
(g)	The Borrower shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facility granted under this letter including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and other relevant documents as specified in section entitled “Availability” hereof;
(h)	Charges / pledges or encumbrance of any kind already in existence or coming into existence any time in the future in relation to any real or personal properties wheresoever situate and whatever nature created or to be created by the Borrower in favour of the Bank or created or to be created for the Borrower’s benefit in favour of the Bank shall extend to secure the liabilities of the Borrower under the facility granted under this letter;

(i)	The Bank reserves the right to amend any of the terms and conditions of this letter at any time upon notice to the Borrower and the Guarantor(s);
(j)	Each of the terms and conditions hereunder is severable and distinct from the others and, if one or more of such terms and conditions is or becomes illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining terms and conditions shall not be affected or impaired in any way;
(k)	No relaxation, forbearance or indulgence by the Bank in enforcing any of the terms and conditions hereunder or the granting of time hereunder shall prejudice, affect or restrict any of the rights and powers of the Bank hereunder. No failure or delay on the part of the Bank to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy, nor shall the giving by the Bank of any consent to any act or thing which by the terms and conditions hereunder requires such consent prejudice the Bank’s right to withhold or give consent to the doing of any other similar act or thing. The rights and remedies provided hereunder are cumulative and are not exclusive of any rights or remedies provided by law or in equity, by statute or otherwise;
(l)	The Borrower agrees that the Bank may from time to time provide to the Guarantor(s), any person who has given or who proposes to give a guarantee or a third party security to secure any of the Borrower’s liabilities hereunder a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof, copies of any formal demand for overdue payment which may be sent to the Borrower, and copies of the latest statements of account provided to the Borrower.
(m)	Without prejudice to the Bank’s rights as set out in this facility letter, the Bank may revise or vary the terms applicable to the Facility if there is any (i) material adverse change or deterioration in respect of the financial condition or position of the Borrower or the guarantor(s) or the security provider(s) at any time as determined by the Bank at its sole and absolute discretion or (ii) downgrade of the credit rating of the Borrower or the guarantor(s) or the security provider(s) as announced by any credit rating agency from time to time.

(n)	If for any reason (including but not limited to insolvency, breach of fiduciary or statutory duties, fulfillment of any anti-money laundering, counter-terrorist financing or other similar requirements under any applicable law and regulations, or any other similar event) (i) any payment to the Bank (whether in respect of the obligations and/or indebtedness of any of the Borrower, the guarantor(s) and the security provider(s) or any security for those obligations and/or indebtedness or otherwise) is avoided, reduced or required to be restored, or (ii) any discharge, compromise or arrangement (whether in respect of the obligations and/or indebtedness of any of the Borrower, the guarantor(s) and the security provider(s) or any security for those obligations and/or indebtedness or otherwise) given or made wholly or partly on the basis of any payment, security or other matter is avoided, reduced or required to be restored, then (a) the liability of each of the Borrower, the guarantor(s) and the security provider(s) shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred, and (b) the Bank shall be entitled to recover the value or amount of that payment or security from each of the Borrower, the guarantor(s) and the security provider(s), as if the payment, discharge, compromise or arrangement had not occurred.
(o)	The Bank would not process and would reject any transaction which may violate or breach any sanctions, anti-money laundering or counter-terrorist financing laws, regulations, rules, guidelines and procedures promulgated by the United Nations, the European Union, the United States, the United Kingdom, Hong Kong and all other jurisdictions to which the Bank is subject or have impact on the Bank. The Bank will not be liable for any claims, losses, damages, costs or expenses suffered by any party in connection with such transactions.
(p)	Any release, discharge or settlement between the Borrower, the guarantor(s), the security provider(s) and the Bank shall be conditional upon no security, disposition or payment to the Bank by the Borrower, the guarantor(s) and the security provider(s) being void, set aside, ordered to be refunded, retained or held on suspense pursuant to any enactment or applicable law relating to bankruptcy, liquidation, administration or insolvency or any enactment or applicable law relating to anti-money laundering or anti-terrorism financing or other similar requirements or for any other reason whatsoever and if the aforesaid condition shall not be fulfilled, the Bank shall be entitled to enforce this facility letter and the Security Documents subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

(q) No person other than the Borrower or the Bank will have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any of the provisions and the terms and conditions set out in this facility letter.

Set-off:	The Bank may at any time without notice, notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of the Borrower’s then existing account(s) with the Bank (of any nature or description whatsoever and whether subject to notice or not) and set-off or transfer any sum standing to the credit thereof in or towards satisfaction of any liabilities of the Borrower to the Bank under this letter or otherwise, whether such liabilities be present or future, matured or unmatured, actual or contingent, primary or collateral and several or joint and where such combination, set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the Bank’s spot buying rate of exchange (as conclusively determined by the Bank) for the currency for which the Borrower is liable against the existing currency so converted. Further in so far as any liabilities of the Borrower to the Bank is contingent or future, the Bank’s liability to make payment of any sum standing to the credit of any account of the Borrower shall to the extent necessary to cover any such liabilities be suspended until the happening of the contingency or future event.

Indemnity:	The Borrower shall indemnify the Bank against all losses, liabilities, damages, costs and expenses incurred by it arising out of or in connection with the execution or performance of the terms and conditions hereof and against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements on the part of the Borrower herein contained or in respect of any matter or things done or omitted relating in any way whatsoever to this letter.

Conclusive Evidence:	The Bank’s calculation of the amount due and payable by the Borrower under this letter at any time shall (save for manifest error) be conclusive and binding on the Borrower.

Entire Agreement:	This letter constitutes the entire agreement of the Bank and the Borrower and supersedes any previous expressions of intent or understanding in respect of this transaction.

Overriding Right of Repayment:	Notwithstanding anything contained herein to the contrary, all amounts, interest and any other sum owing under this letter will be subject to the Bank’s customary overriding right of repayment upon demand and the Bank hereby reserves the unfettered right of terminating the facility granted under this letter at any time without notice.

Without prejudice to the foregoing and any other provision of this letter, if the Borrower shall fail to pay to the Bank on the due date any sum (including but not limited to any principal repayment and interest payment) that the Borrower is obliged to pay hereunder, all amounts, interest any other sum or liabilities (including future or contingent liabilities) payable by the Borrower to the Bank hereunder or under any other financial transaction between the Borrower and the Bank shall become immediately due and payable in full.

Expiry or Termination of HKMCI Guarantee:	Notwithstanding anything contained herein to the contrary, all amounts, interest and any other sum owing under this letter shall become immediately due and payable upon the expiry or termination of the HKMCI Guarantee for any reason.

Governing Law and Jurisdiction:

This letter, all documents involved and the rights and obligations of the Bank, the Borrower and the Guarantor(s) hereunder shall be governed by the laws of the Hong Kong Special Administrative Region and each of the parties hereto hereby submits to the non-exclusive jurisdiction of the Hong Kong Courts. The Borrower acknowledges that the Bank and the HKMCI reserve the right to take any actions deemed appropriate against the Borrower.

Please confirm your acceptance of the terms and conditions outlined above by signing as indicated and returning the enclosed duplicate of this letter to Ms. Cindy Chan of 133 Wai Yip Street Business Centre at G/F, 133 Wai Yip Street, Kwun Tong no later than 11th April,2021, failing which our offer of the facility granted under this letter will automatically lapse. Notwithstanding the foregoing, the Bank shall be entitled to cancel any undrawn balance of the facility granted under this letter by giving notice to the Borrower at any time subject to its sole and absolute discretion.

Should you have any query or require any further information in this connection, please do not hesitate to contact our Ms. Cindy Chan of 133 Wai Yip Street Business Centre on 3609 2800.

Yours faithfully,

For and on behalf of

The Bank of East Asia, Limited

We agree and accept the terms and conditions contained in this letter. We agree and acknowledge that the Bank is entitled (but under no obligations), immediately after the Facility is utilised, to sell, transfer and assign the Facility, related guarantees and security (if any) in favour of The Hong Kong Mortgage Corporation Limited.

We hereby authorise BEA to debit our account no.015-265-68-01035-4 Current Account for each instalment and interest payable thereunder together with any late charge for overdue instalment payments and any other charges incurred.

I/We agree and accept the terms and conditions contained in this letter.

I/We agree and acknowledge that the Bank is entitled (but under no obligations), immediately after the Facility is utilised, to sell, transfer and assign the Facility, related guarantees and security (if any) in favour of The Hong Kong Mortgage Corporation Limited.

Appendix 1

REPRESENTATIONS AND COVENANTS

1.1	Status

The Borrower makes all those representations and warranties relating to its status as an eligible borrower as set out in the Guarantee Product Eligibility Criteria (as set out in the Operating Procedures for the HKMC Insurance Limited’s financing guarantee scheme for small and medium sized enterprises (“Operating Procedures”).

1.2	Governing Law and Judgments

In any proceedings taken in its jurisdiction of incorporation or establishment in relation to this letter, the choice of Hong Kong law as the governing law of this letter and any judgment obtained in Hong Kong against it with respect to this letter will be recognised and enforced.

1.3	Binding Obligations

The obligations expressed to be assumed by it in this letter are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

1.4	Execution of this letter

The Borrower’s execution of this letter, its exercise of its rights and performance of its obligations thereunder and the transactions contemplated thereby do not and will not:

(a)	contravene any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;
(b)	conflict with its memorandum and articles of association or any other constitutional documents; or
(c)	conflict with any applicable law or regulation.

The Borrower has the power to enter into this letter and all corporate and other action required to authorise the execution of this letter and the performance of its obligations thereunder has been duly taken. No limit on its powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by this letter.

1.5	No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of it, pending or threatened against it which would have a material adverse effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

1.6	No Material Adverse Change

Since the date of its most recent financial statements (or audited financial statements in the case where the Borrower is a limited company), there has been no material adverse change in the business or financial condition of it.

1.7	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations in this letter, (b) to ensure that its obligations in this letter are legal, valid, binding and enforceable and (c) to make this letter admissible in evidence in its jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

1.8	Claims Pari Passu

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, the Bank’s claims against the Borrower under this letter rank at least pari passu with claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

1.9	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that this letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this letter or the transactions contemplated by this letter.

1.10	No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of it in relation to this letter, the Borrower will not be entitled to claim for it or any of its assets immunity from suit, execution, attachment or other legal process.

1.11	No Winding-up

The Borrower has not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against it for its winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

1.12	Written Information

All material written information supplied by the Borrower is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

1.13	Solvency

The Borrower is able to pay its debts as they fall due and has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or made a general assignment for the benefit of or a composition with its creditors.

1.14	Taxes

The Borrower has filed or caused to be filed all tax returns which are required to be filed by it and has paid all taxes shown to be due and payable by it on such returns or any assessment received by it, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by it.

1.15	Compliance

The Borrower is, to the knowledge and belief of a senior officer of it, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to its business and the effect of such non-compliance is not significantly adverse to it.

2.	Covenants

2.1	Maintenance of Legal Validity

The Borrower shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation or establishment to enable it to lawfully enter into and perform its obligations under this letter and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this letter.

2.2	Notification of Events of Default

The Borrower shall promptly inform the Bank after it becomes aware of the occurrence of any default or event of default under this letter or of any event which might reasonably be expected to have a material adverse effect.

2.3	Claims Pari Passu

Subject to Clause 2.13 below, the Borrower shall ensure that at all times the claims of the Bank against it under this letter rank and continue to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

2.4	Taxes

The Borrower shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and payment of which can be lawfully withheld.

2.5	Information

The Borrower shall promptly deliver to the Bank copies of all its audited and unaudited financial statements and such other reports and information relating to the Borrower as we may reasonably request from time to time.

2.6	Maintenance of Records

The Borrower shall maintain all books of records and accounts with respect to itself and its business in good order.

2.7	Inspection

The Borrower shall, upon reasonable prior written notice from the Bank and during normal working hours, permit and arrange for the Bank or its other authorized representatives to inspect all financial records and books of accounts and discuss the Borrower’s business affairs with its officers and advisors as the Bank may reasonably request.

2.8	Use of Proceeds

Proceeds from the Facility shall be used to pay wages and rents by the Borrower. In addition to paying wages and rents, the Borrower can use the proceeds from the Facility to meet imminent needs in working capital.

Proceeds from the Facility must not be used, whether in whole or in part, for paying, repaying, restructuring or repackaging all or any part of any loan, credit facility or payment obligation of the Borrower, its subsidiaries or its related entities to the Bank, including any SFGS guaranteed facilities granted to the Borrower by the Bank.

2.9	Compliance

The Borrower shall comply in all respects with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a material adverse effect.

2.10	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Borrower and is commercially available.

2.11	Business

The Borrower shall ensure that:

(a)	it has power to own its assets and carry on business as conducted from time to time;
(b)	it has good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on its business; and
(c)	it has obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with its business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a material adverse effect.

2.12	Obligations

Without prejudice to the performance of the Borrower’s other obligations under this letter, the Borrower shall perform all its obligations under all of the material agreements or contracts to which it is a party.

2.13	Security and Further Assurance

If by the terms of this letter, security is to be given by the Borrower in favour of the Bank, the Borrower shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Bank, over each asset, right and benefit expressed to be subject to such security and ensure that the Bank enjoys the priority which such security is expressed to have. The Borrower shall promptly execute all documents and do all things that the Bank reasonably specifies for the purpose of enabling it to exercise its rights under each security document or preserving the priority and effectiveness of such security.

3.	Reliance and Repeated Representation

The representations and warranties set out in Clause 1.1 (Status) to Clause 1.15 (Compliance) of this Appendix are to be made by the Borrower as of the date of this letter and the Borrower acknowledges expressly that the Bank enters into this letter in reliance on all these representations and warranties. In addition, the Borrower acknowledges expressly that each of the representations and warranties set out in Clause 1.1(Status) to Clause 1.8 (Claims Pari Passu), Clause 1.10 (No Immunity) to Clause 1.15 (Compliance) of this Appendix shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date on which a drawdown is made under the facility granted in this letter and on each date on which any amount is payable by the Borrower under the facility granted in this letter.

Appendix 2

DEFINITION OF AFFILIATE

“affiliate”, in relation to the Bank means:

(a)	any company which controls the Bank or one over which the Bank has control or any company which is under the control of the same person as the Bank;

(b)	any person who controls the Bank and any partner of such person, and, where either such person is an individual, any relative of such individual;

(c)	any director of the Bank or of any company referred to in paragraph (a) above and any relative of any such director; or

(d)	any partner of the Bank and, where such partner is an individual, any relative of such individual.

“control” in relation to a company, means the power of a person to secure:-

(a)	by means of the holding of shares or the possession of voting power in or in relation to such or any other company; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating such or any other company,

that the affairs of such company are conducted in accordance with the wishes of such person.

“relative’, in relation to an individual, means the spouse, parent, child, brother, sister, brother-in-law, father-in-law, mother-in-law, sister-in-law, daughter-in-law, son-in-law, aunt, cousin, uncle, niece, nephew, grandfather or grandmother of the individual, and for the purposes of this definition, an adopted child shall be regarded as a child both of the natural parents and the adoptive parents and a stepchild as the child of both the natural parents and any step parents.

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